THE KRIEGSMAN GROUP

January 8, 1999

CONFIDENTIAL

Mr. Walter Woltosz
President and CEO
Simulations Plus, Inc.
1220 W. Avenue J
Lancaster, California 93534

                   RE: SIMULATIONS PLUS, INC. (THE "COMPANY")

Dear Mr. Woltosz:

This will confirm our understanding that the Company has agreed to retain the services of The Kriegsman Group ("Kriegsman") to render advice and assistance to the Company with respect to planning, structuring, and funding a proposed financing by the Company (hereinafter referred to as the "Financing") as described below.

The Financing shall consist of:

         Up to $25 million, preferably in the form of common stock or convertible preferred stock.

Kriegsman shall have the exclusive right for a period of 180 days, or any extension thereof as provided for herein (the "Term") from the date this letter is signed by you to accomplish the Financing and during that period will use its best efforts to do so. Kriegsman agrees to use his best efforts to raise a minimum of $1.2 million within 60 days. The Company will have the option of terminating this agreement at any time after 60 days if such financing is not completed within 60 days. Specifically, Kriegsman's efforts will include:

     *  Assisting in the review and revision of offering documents;

     *  Identifying and contacting prospective lenders/investors;

     *  Assisting in the presentation of the Company to financing sources;

     *  Analyzing offers and contacting prospective lenders/investors;

     *  Assisting with closing the financing as soon as practicable.

If (i) the Financing or (ii) any part thereof, or (iii) any other Capital Transaction, as that term is defined herein, (the events described in (i), (ii) or (iii) are collectively referred to herein as a "Fee Event") is concluded or

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contractually committed to within the Term the Company will pay Kriegsman a fee, in cash, calculated:

         (i) if equity including any convertible securities, six percent (6%) of all funds raised or committed, or

         (ii) if debt, three percent (3%) of all senior debt and six percent (6%) of all subordinated debt raised, or

         (iii) if not debt or equity, then seven percent (7%) of the value of the consideration received by the Company.

Kriegsman's fee shall be due and payable upon the closing of the Fee Event. If, after the Term and prior to the expiration of one year from the conclusion of the Term, a Fee Event occurs, where the provider of funding is a person or entity Introduced to the Company by Kriegsman or under the control of or Introduced to the Company by a person or entity Introduced to the Company by Kriegsman, then in that event Kriegsman shall be entitled to a fee on the same terms and conditions as set forth above. As used in this letter the term "Capital Transaction" shall mean any issuance or sale of securities or issuance of debt, any lease transaction (not including routine equipment leases), any acquisition, merger, sale, strategic alliance or partnership or any other transaction in which the Company or its shareholders receive consideration or funding out of the ordinary course of business. At the conclusion of the Term, Kriegsman shall provide to the Company a list of all persons or entities Introduced to the Company by Kriegsman. The term "Introduced" with respect to any investor as used herein shall include Kriegsman sending a copy of the Company's business plan to such investor. The Company agrees to inform Kriegsman of any Fee Event which occurs during the Term and for one year thereafter.

For the services provided, the Company shall pay Kriegsman $6,000 on the execution hereof and $6,000 per month in advance on the seventh (7th) day of the month for five (5) consecutive months beginning February 7, 1999 and continuing each month thereafter during the term hereof including any extension of the term hereof. Such sum shall be credited against amounts due Kriegsman at the closing of a fee event. In the event the Financing or other Fee Event does not occur, the retainers paid by the Company are non-refundable.

In addition to the above referenced consideration Kriegsman shall receive at the closing of any Fee Event in which he is entitled to the cash fee described above a warrant to purchase 50,000 shares of the common stock of the Company for each one million dollars received by the Company in any such fee event. The exercise price shall be 120% of the fair market value of the common stock at the time the warrant is issued, with the presumption that the Last Sale Price (the price paid by the investor) represents such fair market value unless the Company shall propose some other market value based upon reasonable proof that such other value is more appropriate. The warrant shall be exercisable over a five year period and shall contain clauses standard to an underwriter's warrant used in connection with a registered public offering of securities. The Company agrees to reserve a sufficient amount of its common stock to cover the exercise of the warrant.

The Term hereof shall automatically be extended for successive periods of 60 days each unless prior to the end of initial Term or any extension thereof either party gives written notice to the other of their intention not to extend the term hereof.

In addition to the fees described above, the Company will reimburse Kriegsman for reasonable out-of-pocket expenses incurred by Kriegsman in raising the financing. Expenses in excess of $500 per month must be pre-approved by the Company. The Company agrees to indemnify and hold harmless Kriegsman from and against any and all losses, claims, damages, liabilities, judgments, charges and expenses (including all legal or other expenses reasonably incurred by Kriegsman) in connection with investigating or defending against or providing evidence in any litigation, whether commenced or threatened, in connection with any claim, action or proceeding whether or not resulting in any liability, to which Kriegsman may become subject under any other statute, at common law or otherwise, caused by, or arising out of any service under this agreement, provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final judgment by a court to have resulted from Kriegsman's gross negligence, willful misconduct or malfeasance. Kriegsman shall be entitled to employ counsel separate from the Company and from any other part in such action. In such event, the reasonable fees and disbursements of such separate counsel, as incurred, shall be paid by the Company. If the Company or its officers, directors, shareholders or affiliates suffer or incur any loss, claim, damage, liability or expense by reason of Kriegsman's gross negligence, willful misconduct or malfeasance, the Company and any such persons have the same rights of indemnification from Kriegsman as are given by the Company to Kriegsman hereunder.

This agreement constitutes the entire agreement between us, and it may not be modified except in writing signed by all parties hereto. This agreement shall be governed by and construed in accordance with the laws of the State of California. Any dispute arising from the interpretation, validity or performance of this agreement or any of its terms and provisions shall be submitted to binding arbitration before the American Arbitration Association in the State of California. Should action be brought to enforce this agreement, the prevailing party shall be entitled to recover from the other reimbursement for reasonable attorney's fees.

If the foregoing meets with your approval, please sign and date the enclosed copy of this letter and return it to the undersigned.

Sincerely,                              AGREED:

THE KRIEGSMAN GROUP                     SIMULATIONS PLUS, INC.

By: /s/ Steven A. Kriegsman             By: /s/ Walter Woltosz
    -----------------------------------     -----------------------------------
        Steven A. Kriegsman/President           Walter Woltosz/President and CEO
        Date: 01/08/99                          Date: 01/11/99
SAK:krh
c:  Jack Myers